As filed with the Securities and Exchange Commission on June 22, 2023

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UBS GROUP AG

 (Exact name of registrant as specified in its charter)

Switzerland	98-0186363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Bahnhofstrasse 45	CH-8001
Zurich, Switzerland	(Zip Code)
(Addresses of Principal Executive Offices)

UBS OMNIBUS STOCK PLAN

CREDIT SUISSE GROUP AG MASTER SHARE PLAN
(Full title of the plans)

David Kelly

600 Washington Boulevard

Stamford, CT 06901

 (Name and address of agent for service)

(203) 719-3000

(telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer x                                                            Accelerated filer ☐

Non-accelerated filer  ☐                                                             Smaller reporting company ☐

                                                                                                Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.             Plan Information

Information required by Part I to be contained in separate Section 10(a) prospectuses relating to the UBS Omnibus Stock Plan and the Credit Suisse Group AG Master Share Plan (the “Plans”) is omitted from this registration statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.             Registration Information and Employee Plan Annual Information

UBS Group AG (the “Registrant”) will provide participants of the Plans, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the Plans’ documents should be directed to UBS Group AG (c/o Stephanie Naa Kumah Balogun), 5 Broadgate, EC2M 2QS, London, United Kingdom, telephone number 207-568-0000 (for London) or by email at sh-comp-plans@ubs.com. Requests for the documents incorporated by reference should be directed to UBS Group, Investor Relations, PO BOX, CH-8098 Zurich, Switzerland, telephone number 41-44-234-4100 or 212-882-5734.

PART II.         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant:

a)         The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022.

b)        The Registrant’s Current Reports on Form 6-K filed with the Commission on January 31, 2023 (only the first report filed on such date), March 6, 2023 (only the second, third, sixth and seventh reports filed on such date), March 20, 2023 (only the first report filed on such date), March 23, 2023, March 29, 2023, April 24, 2023, April 25, 2023 (only the third and fourth reports filed on such date), April 27, 2023, May 9, 2023, May 17, 2023, June 5, 2023 and June 12, 2023, but, in each case, not including any such submissions or portions of such submissions consisting of legal opinions.

c)         The description of the Registrant’s ordinary shares contained in Exhibit 2(d) to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (File No. 001-36764), filed with the Commission on March 6, 2023 (the “Description”), including any subsequent amendment or any report filed with the Commission for the purpose of updating such description. The par value of the Registrant’s ordinary shares contained in the Description is now USD 0.10, as reflected in the Registrant’s fourth Form 6-K filed with the Commission on April 25, 2023.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, provided,  however, that the Registrant is not incorporating by reference any information in these documents that is furnished or otherwise not deemed to be filed with the Commission, and is incorporating by reference only those Forms 6-K which specifically state that they are filed (and not furnished) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Under Swiss law, directors and senior officers acting in violation of their statutory duties, whether dealing with bona fide third parties or performing any other acts on behalf of the company, may become liable to the company, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as an executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the company with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the company’s business purpose.

Under Swiss law, a company may indemnify a director or officer of the company against losses and expenses (unless such losses and expenses result from a culpable breach of such director’s or officer’s fiduciary duties under Swiss law), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the company.

The Registrant’s Articles of Association dated as of April 5, 2023 do not contain provisions regarding the indemnification of directors and officers but, according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1*	Articles of Association of UBS Group AG, dated 5 April 2023, incorporated by reference to the Registrant’s first Current Report on Form 6-K filed with the Commission on April 25, 2023.
4.2*	UBS Omnibus Stock Plan.
4.3*	Credit Suisse Group AG Master Share Plan.
5.1*	Opinion of Bär & Karrer as to the legality of the securities to be registered.
23.1*	Consent of Ernst & Young Ltd.
24*	Powers of Attorney.
107*	Filing fee table.

* Filed herewith.

Item 9.    Undertakings

The Registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                      To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.                    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” attached as Exhibit 107 to this Registration Statement; and

iii.                  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that (A) paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.                    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), UBS Group AG certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cities of Zurich, Switzerland and Stamford, Connecticut on June 22, 2023.

UBS GROUP AG

By:	/s/ Ella Campi
Name: Ella Campi
Title: Executive Director

By:	/s/ David Kelly
Name: David Kelly
Title: Managing Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on by the following persons in the capacities on June 22, 2023.

Name	Title
_____________*_____________ Sergio P. Ermotti	Group Chief Executive Officer (principal executive officer)
_____________*_____________ Todd Tuckner	Group Chief Financial Officer (principal financial officer)
_____________*_____________ Steffen Henrich	Group Controller (principal accounting officer or controller)
_____________*_____________ Colm Kelleher	Chairman and Member of Board of Directors
_____________*_____________ Lukas Gähwiler	Vice Chairman and Member of Board of Directors
_____________*_____________ Jeremy Anderson	Senior Independent Director and Member of Board of Directors
_____________*_____________ Claudia Böckstiegel	Member of Board of Directors
_____________*_____________ William C. Dudley	Member of Board of Directors

_____________*_____________ Patrick Firmenich	Member of Board of Directors
__________________________ Fred Hu	Member of Board of Directors
_____________*_____________ Mark Hughes	Member of Board of Directors
_____________*_____________ Nathalie Rachou	Member of Board of Directors
_____________*_____________ Julie G. Richardson	Member of Board of Directors
_____________*_____________ Dieter Wemmer	Member of Board of Directors
_____________*_____________ Jeanette Wong	Member of Board of Directors

* David Kelly by signing his name hereto, does hereby sign this registration statement on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the SEC.

By: /s/ David Kelly_________ ___________

Name: David Kelly

Title: Managing Director, as Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS Group AG in the United States, in the City of Stamford, State of Connecticut, on June 22, 2023.

By:	/s/ David Kelly
Name: David Kelly
Title: Managing Director Authorized Representative in the United States